EXHIBIT 99.1

NEWS RELEASE

First Citizens Bancorporation, Inc.

For Immediate Release	Contacts:
September 16, 2014	Barbara Thompson	Angela English
	First Citizens BancShares	First Citizens Bancorporation
	919.716.2716	803.931.1854

SHAREHOLDERS APPROVE MERGER OF
FIRST CITIZENS BANCSHARES AND FIRST CITIZENS BANCORPORATION

RALEIGH, N.C., and COLUMBIA, S.C. - First Citizens BancShares, Inc. (NASDAQ: FCNCA) and First Citizens Bancorporation, Inc. announced that, at separate meetings today, their respective shareholders approved the proposed merger of the two companies.

Completion of the merger, which provides for Columbia, S.C.-based Bancorporation to merge into Raleigh, N.C.-headquartered First Citizens BancShares, is expected in the fourth quarter of 2014, subject to closing conditions.

The merger of the two bank subsidiaries - Bancorporation’s First Citizens Bank and Trust Company, Inc. into BancShares’ First Citizens Bank - will follow at a later time.

“We are gratified by the support of shareholders of both companies for this merger,” said Frank B. Holding Jr., chairman and CEO of First Citizens BancShares and First Citizens Bank. “Today’s votes are a crucial milestone in our progress to bring these two strong, service-oriented companies together as one of the Southeast’s premiere financial institutions.”

Jim Apple, chairman and CEO of First Citizens Bancorporation and First Citizens Bank and Trust Company, Inc., said: “We are extremely pleased that shareholders appreciate the value of this transaction and gave their approval to move forward.”

The merger agreement, announced on June 10, 2014, was previously approved by the independent members of the boards of directors of each holding company.

The combined company’s board of directors will be comprised of members from both organizations. They will be announced at a later date.

About First Citizens BancShares

First Citizens BancShares, with $22.2 billion in assets, is the financial holding company for First Citizens Bank. First Citizens Bank provides consumer, business and commercial banking, wealth, investments and insurance through a network of branch offices, internet banking, mobile banking, telephone banking and ATMs.

Headquartered in Raleigh, N.C., First Citizens Bank today has 397 offices in 17 states (Arizona, California, Colorado, Florida, Georgia, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, Oregon, Tennessee, Texas, Virginia, Washington and West Virginia) and the District of Columbia. The bank is the recipient of multiple national awards for customer satisfaction and overall stability and security. For more information, visit www.firstcitizens.com. First Citizens Bank. Forever First.

About First Citizens Bancorporation

First Citizens Bancorporation, with $8.5 billion in assets, is the parent company of First Citizens Bank and Trust Company. Headquartered in Columbia, S.C., First Citizens Bank and Trust Company offers services in commercial and retail banking through 176 offices in South Carolina and Georgia. For more information, visit www.firstcitizensonline.com.

Information on First Citizens BancShares’ and First Citizens Bancorporation’s websites is not, and shall not be deemed to be, a part of this news release or incorporated into other filings made with the SEC.

Disclosures About Forward-Looking Statements

This press release may contain forward-looking statements. Factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the ability to meet all closing conditions in the merger agreement on the expected terms and schedule, delay in closing the merger, difficulties and delays in integrating the businesses of the companies or fully realizing cost savings and other benefits of the merger, changes in interest rates and capital markets and other factors detailed in First Citizens BancShares’ filings with the SEC.

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